Exhibit 107

Calculation of Filing Fee Tables

FORM F-3

(Form Type)

AstraZeneca PLC

AstraZeneca Finance LLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Debt	Debt Securities of AstraZeneca PLC	Rule 456 (b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Debt	Debt Securities of AstraZeneca Finance LLC	Rule 456 (b) and Rule 457(r)	(1)	(1)	(1)	(2)	(2)
Fees to Be Paid	Other	Guarantees of AstraZeneca PLC relating to Debt Securities of AstraZeneca Finance LLC	Rule 457(n)	(3)	(3)	(3)	(3)	(3)
Total Offering Amounts						N/A		N/A
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due								N/A

(1) There are being registered under this Registration Statement an indeterminate amount of debt securities as may from time to time be issued at indeterminate prices, in one or more currencies, currency units or composite currencies.

(2) The Registrant is relying on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. In connection with the debt securities offered hereby, the Registrant will pay "pay-as-you-go registration fees" in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of debt securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment.

(3) No separate consideration will be received from investors for the guarantees. Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no registration fee is required with respect to guarantees.